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                                                                 EXHIBIT 12



                                IMC Global Inc.
               Computation of Ratio of Earnings to Fixed Charges





                                       Fiscal Year Ended June 30,
                            -----------------------------------------------
                              1997      1996      1995      1994      1993
                            -------   -------   -------   -------   -------
Fixed charges:
 Interest charges           $  51.1   $  64.8   $  70.2   $  91.2   $  55.6
                            =======   =======   =======   =======   =======
Earnings:

 Net earnings (loss)        $ 193.1   $ 144.3   $ 180.9   $  19.2   $(127.0)
 Extraordinary charge          11.4       -         6.5      25.2       2.0
 Cumulative effect of
   accounting change            -         -         5.9       -        47.1(1)
 Provision (credit) for
   income taxes               117.5      94.1     115.5      34.8     (39.1)
 Minority interest            155.4     191.5     130.4      55.6       -
 Interest charges              51.1      64.8      70.2      91.2      55.6
                            -------   -------   -------   -------   -------
   Total earnings           $ 528.5   $ 494.7   $ 509.4   $ 226.0   $ (61.4)
                            =======   =======   =======   =======   =======

Ratio of earnings to
  fixed charges             $ 10.34   $  7.63   $  7.26   $  2.48   $ (1.10)
                            =======   =======   =======   =======   =======
Ratio of earnings to
  fixed charges (2)         $ 10.34   $  9.16   $  7.26   $  2.48   $  1.94
                            =======   =======   =======   =======   =======

(1) Cumulative effect of SFAS No. 109, "Accounting for Income Taxes," on July 1, 1991.

(2)The ratio of earning to fixed charges for the fiscal year ended June 30, 1996 excludes a charge of $98.6 million relating to the merger of The Vigoro Corporation into a wholly-owned subsidiary of the Company. The ratio of earnings to fixed charges for the fiscal year ended June 30,1993 excludes a charge of $169.1 million relating to the settlement of litigation resulting from a May 1991 explosion at a nitroparaffins plant in Sterlington, Louisiana.